EXHIBIT 10.1

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NISSHA AUTHENTICATION MARK Agreement

This Agreement, effective as of the 14 day of December, 2009, is by and between Applied DNA Sciences, Inc., a company incorporated in the State of Delaware and having its place of business at 25 Health Sciences Drive, Suite 213, Stony Brook, NY 11790 (hereinafter referred to as “APDN”) and Nissha Printing Co., Ltd., a company incorporated and existing under the laws of Japan and having its principle office at 3 Mibu Hanai-cho, Nakagyo-ku, Kyoto-shi, Kyoto, Zip:6048551, Japan (hereinafter referred to as “NISSHA”).

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Whereas, APDN has the right to manufacture and sell Authentication Marks;

Whereas, NISSHA is desirous of having APDN make or manufacture Authentication Mark(s) exclusively for NISSHA, for use and sale in products throughout the world upon the terms and conditions set forth herein;

Now, therefore, in consideration of the covenants and obligations hereinafter set forth, the parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall be defined as set forth below:

“Authentication Mark” shall mean the specific covert and forensic DNA based authentication marker taggant combined with authentication, analysis, and consulting services for use and resale.

“Effective Date” shall mean the date of execution by the last party to sign this Agreement, which date shall be written above and which shall be the Effective Date of this Agreement.

“NISSHA Authentication Mark” shall mean the custom Authentication Mark customized and manufactured using NISSHA’s INK exclusively for NISSHA.

“NISSHA’s INK” shall mean the ink which NISSHA will designate and send to APDN and in which APDN will customize and manufacture NISSHA Authentication Mark.

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2. CUSTOMIZATION OF AUTHENTICATION MARKS. APDN shall customize and manufacture Authentication Marks for NISSHA using the ink provided by NISSHA on the following terms and conditions.

Procedure: The customization of NISSHA Authentication Marks shall be conducted using following steps.

1.
NISSHA will provide to APDN the number of kilograms NISSHA will be marking with NISSHA’s INK both for the customization and for the production run. As well, NISSHA will provide to APDN the number of batches or runs in which the NISSHA Authentication Marks will be used;

2.	APDN will determine the quantity of Authentication Mark concentrate APDN will manufacture based on the step1 above.
3.	NISSHA will send APDN a purchase order for the Initial Fee for customization;
4.
NISSHA will send APDN *** of the NISSHA’s INK to be marked, solely for the purpose of customization. NISSHA will specify the quantity of NISSHA Ink to be used in the NISSHA Authentication Mark for customization purposes;

5.	APDN will customize an Authentication Mark concentrate in the *** of NISSHA’s INK;
6.
NISSHA will receive the custom Authentication Mark concentrate and will make NISSHA Authentication Mark for the customization of the Authentication Mark by diluting this to the volume specified by APDN;

7.
NISSHA will print NISSHA Authentication Mark onto product and make sample (hereinafter referred to as “Printing Sample”). Printing Samples for authentication will be taken at beginning and end of printing run;

8.	NISSHA will send Printing Sample to APDN to authenticate. The detail of Printing Sample, criteria of judgment and process of authentication shall be as specified in Exhibit B;
9.	APDN will authenticate Printing Sample and send report to NISSHA.
10.	NISSHA Authentication Marks made for customization purposes can only be used to make Printing Samples and cannot be sold for commercial purposes

Customization Period:
APDN shall customize NISSHA Authentication Marks using NISSHA’s INK and finalize the procedure of step 3, 4, 5 and 6 within two (2) weeks after the receipt of NISSHA’s INK. During said period, APDN shall report the progress to NISSHA weekly.

Authentication Period:
APDN shall authenticate Printing Sample and finalize the procedure of steps 8 and 9 within two (2) weeks after the receipt of said Printing Samples. The first five (5) authentications shall be conducted as part of   the Initial Fee. Beginning with the sixth (6th) authentication in the customization process, NISSHA shall pay to APDN *** for each authentication in the customization process thereafter.

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Completion:
The customization shall be deemed completed when NISSHA confirms the report sent by APDN in step 9 of the procedure that the NISSHA Authentication Marks conform to NISSHA’s requirements specified in Exhibit B.

3. PURCHASE. After the completion of the customization, NISSHA will submit a separate purchase order (“Purchase Order”)for the Authentication Mark Fee and will send *** of NISSHA’s INK /kg of NISSHA Authentication Mark to be made by NISSHA to APDN for each order of NISSHA Authentication Mark.

4. CONSIDERATION.
Fee: NISSHA shall pay APDN an Initial Fee, an Annual Fee and an Authentication Mark Fee as described in Exhibit A and as described below. Unless otherwise agreed by both parties, the payment term shall be by T/T remittance within 30 days after invoice date.

The Initial Fee shall be due and payable upon initiation of Authentication Mark customization. The Authentication Mark Fee shall be due and payable upon submission of a Purchase Order and receipt of an invoice from APDN upon completion of the customization or upon additional orders of Authentication Marks. The initial Annual Fee shall be due and payable upon submission of a Purchase Order and receipt of an invoice upon completion of the customization of the Authentication Mark and annually thereafter.

Currency: All payments to APDN by NISSHA are to be made in US dollars.

Late Payments: Payments which are delayed beyond sixty (60) days after the end of the date for which they are due shall be subject to a per annum interest charge of the lesser of (a) twenty percent (20%) or the highest rate allowed under the laws of the State of New York.

Material Breach: Failure of NISSHA to comply with this Section shall be a breach of this Agreement.

5. SHIPPING. In each order, NISSHA’s INK for customization and manufacture of NISSHA Authentication Mark, Printing Samples and products printed with Authentication Mark for authentication test shall be shipped to APDN at NISSHA’s cost.

APDN shall ship Authentication Mark(s) to NISSHA CFR Stony Brook.

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6. CONFIDENTIALITY. In the course of the performance of this Agreement, the parties may furnish each other with confidential and proprietary information and trade secrets (collectively, “Confidential Information”).  Confidential Information of a party is deemed to include, among other things, customer lists, proposed or planned products or services, product designs or improvements, marketing plans, financial and accounting records, cost and profit figures, forecasts, projections, the existence of this Agreement and Confidential Information of third parties, that are observed, identified or disclosed under or as a result of this Agreement.  Unless prior written consent by the other party is obtained, the parties will not disclose the Confidential Information, must immediately return it upon expiration or termination of this Agreement, and must keep it in strict confidence and not use it for any purpose other than the purpose of pursuing this Agreement. The disclosing party will use reasonable efforts to mark or cause to be marked all materials containing its Confidential Information to clearly indicate ownership of the materials and their confidential status; however, failure to mark does not by itself disqualify information from being Confidential Information if other factors or circumstances, or a party’s course of performance, clearly indicate to the receiving party at the time of disclosure or the receiving party acknowledges that the information is confidential. The parties recognize that the Confidential Information of each of the parties (1) was designed and developed by such party at great expense and over lengthy periods of time; (2) is secret, confidential and unique; (3) constitutes the exclusive property and/or trade secrets of such party; and (4) that any use of the Confidential Information by the other of them for any purpose other than in accordance with this Agreement and in furtherance of obligations hereunder would be wrongful and would cause irreparable injury to the aggrieved party for which damages are not an adequate remedy.  The restrictions and obligations in this Section concerning confidentiality will survive the expiration or termination of this Agreement for a period of three (3) years. The obligations of the parties herein will not apply to information which:  (i)  was known to the receiving party  prior to receipt thereof from the disclosing party, as evidenced by the written records of the receiving party; (ii) was disclosed to the receiving party  in good faith by a third party who is in lawful possession thereof and who had the right to make such disclosures; (iii) became part of the public domain, by publication or otherwise, through no fault of the receiving party; or, (iv) was independently developed by the receiving party as evidenced by the receiving party’s written records.

7. INTELLECTUAL PROPERTY RIGHTS. Inventorship shall be determined in accordance with US Law.  NISSHA shall own any inventions solely invented by employees of NISSHA.  NISSHA shall manage and bear all costs of filing, prosecution and maintenance of patents and patent applications related to inventions that are solely owned by NISSHA. APDN shall own any inventions that are solely invented by employees of APDN. APDN shall manage and bear all costs of filing, prosecution and maintenance of patents and patent applications related to any such inventions that are solely owned by APDN. Any invention made jointly by NISSHA and APDN (“Joint Invention”) shall be the joint property of NISSHA and APDN and each party shall have a one-half (1/2) undivided interest in the whole of any such Joint Invention. The inventing parties shall promptly and confidentially disclose any such Joint Invention to each other in writing, which disclosure shall include all information and data relating to such Joint Invention to enable the parties to evaluate such invention for patentability and commercial value. APDN shall manage patent activities related to Joint Inventions and the preparation of a Joint Ownership Agreement between the parties. NISSHA will reimburse APDN for expenditures made for patent filing, filing and maintenance activities related to Joint Inventions.

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8. EXCLUSIVITY OF NISSHA AUTHENTICATION MARKS. APDN shall customize and manufacture Authentication Marks using NISSHA’s INK exclusively for NISSHA.

APDN shall not

(i)	manufacture and/or sell the NISSHA Authentication Marks sold to NISSHA and using NISSHA’s INK and/or the same ink thereof for any other third party
(ii)
reverse-engineer, decompose, analyze, decompile or disassemble NISSHA’s INK for any purpose other than the purpose of customization and manufacture of NISSHA Authentication Marks. In the case where APDN reverse-engineers, decomposes, analyzes, decompiles or disassembles NISSHA’s INK for the purpose above, APDN shall treat the result as Confidential Information and shall not disclose and/or leak to any third party and shall not use it for any purpose other than the customization and manufacturing of NISSHA Authentication Mark.

9. TERM AND TERMINATION.  This Agreement will commence on the Effective Date and continue for an initial term of one (1) year.  The term shall automatically renew thereafter for one (1) year terms, unless terminated by either party with written notice at least 30 days prior to the end of any term.

Beginning on the first anniversary of the Effective Date, APDN shall be entitled to propose changes in the Initial Fee, Annual Fee and/or Authentication Mark Fee; provided, however, such change to the prices shall occur no more frequently than once every six (6) months.

The initial term and any subsequent renewal term will be subject to the following:

(a)    This Agreement may be terminated at any time by mutual written agreement of the both parties.

(b)    Notwithstanding the foregoing, NISSHA may terminate this Agreement in the event that (ⅰ) Dr. James A. Hayward has ceased to be involved in the performance of this Agreement in APDN or has left APDN. (ⅱ) the ownership or control of APDN has changed or fifty percent (50%) of APDN’s assets or stock has been acquired by any business entity which develops, manufactures or distributes products or renders services, competing with the business activities of NISSHA’s Industrial Materials and Input Devices Business Unit.

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(c)    This Agreement will terminate immediately and without notice upon the commencement of a voluntary or involuntary proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar law, or the appointment of a trustee, custodian, sequestrator, liquidator, receiver, or similar official with respect to either party, or the winding-up or liquidation of either party; and

(d)    Termination of this Agreement caused by (a) or (b) above will not release any party from any liability that has already accrued at the time of termination or that thereafter may accrue with respect to any act or omission arising either prior to such termination or after such termination when there is a continuing obligation under this Agreement.

10. ASSIGNMENT.  Neither party may assign this Agreement or delegate any duties provided herein.  Notwithstanding the foregoing, either party may make an assignment to an affiliate, subsidiary or parent company or may assign the Agreement to a successor-in-interest through a merger or sale of assets or stock upon notice to the other party but without that party’s consent.

11. REPRESENTATIONS AND WARRANTIES BY APDN. APDN represents and warrants to NISSHA that the execution, delivery and performance of this Agreement by APDN has been duly authorized and approved by all necessary powers and that APDN’s right to manufacture and sell Authentication Marks does not infringe any third party’s intellectual property rights.

12. REPRESENTATIONS AND WARRANTIES BY NISSHA. The execution, delivery and performance of this Agreement by NISSHA have been duly authorized and approved by all necessary corporate action, and the Agreement is binding upon and enforceable against NISSHA in accordance with its terms.

DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION, THE NISSHA AUTHENTICATION MARKS AND ANY OTHER MATERIALS PROVIDED BY APDN ARE PROVIDED “AS IS” WITHOUT ANY WARRANTIES OF ANY KIND, AND APDN SPECIFICALLY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE. Notwithstanding the foregoing, APDN shall make an adequate effort to indemnify and hold NISSHA harmless against any claim or dispute which may arise in connection with infringement of any intellectual property rights in connection with production, use and/or selling of NISSHA Authentication Mark.

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13. INDEMNIFICATION. APDN hereby agrees to indemnify, defend, and hold NISSHA harmless from any and all third party claims, losses, liabilities, causes of action and costs (including reasonable attorneys’ fees) arising from, or on account of, or related to any breach by APDN of any of its obligations, representations and warranties hereunder.

NISSHA hereby agrees to indemnify, defend, and hold APDN harmless from any and all third party claims, losses, liabilities, causes of action and costs (including reasonable attorneys’ fees) arising from, or on account of, or related to any breach by NISSHA of any of its obligations, representations and warranties hereunder.

NISSHA agrees to protect, defend, indemnify and hold harmless from and against, and to pay any and all losses, liabilities, claims, demands, causes of action, lawsuits, or other proceedings (whether in contract, tort, strict liability or otherwise), fines, assessments, damages or any other amounts of whatever nature which APDN and its employees, directors, agents, representatives and Affiliates may sustain or incur, including all reasonable attorneys fees and court costs, as a consequence of any Person’s (including, but not limited to, NISSHA, NISSHA’s principal, agent, employee and approved sub-contractor and suppliers) claims and demands arising, directly or indirectly, from NISSHA’s exercise of its rights hereunder and any other use and sale of the Authentication Marks.

NISSHA shall indemnify APDN against any loss, damage, claims and expenses suffered or incurred by APDN as a result of the unauthorized use or disclosure of APDN’s Confidential Information by NISSHA or NISSHA’S principal, agent, employee, or approved assign and sub-contractor.

APDN shall indemnify NISSHA against any loss, damage, claims and expenses suffered or incurred by NISSHA as a result of the unauthorized use or disclosure of NISSHA’s Confidential Information by APDN or APDN’s agent or employee.

NISSHA shall be solely responsible and liable that the use of Authentication Marks conform to all applicable laws, regulations, standards, such as consumer protection laws, toy safety acts applicable in Japan or other countries.

The Parties expressly agree that APDN shall not be responsible and liable in any respect for the design, manufacture, sale or distribution of the Authentication Marks, or the services provided except to the extent of the gross negligent or intentional misconduct of APDN in complying with its services obligations of performing under generally accepted professional practices.

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Procedure. The affected Indemnified Party will (a) promptly notify Indemnifying Party in writing of any such claim, provided, however, that a delay in notifying Indemnifying Party shall not avoid Indemnifying Party’s indemnity obligations hereunder unless, and only to the extent that, Indemnifying Party’s ability to defend the claim has been materially prejudiced thereby; and (b) provide to Indemnifying Party, at Indemnifying Party’s expense, all available information, assistance and authority reasonably necessary to defend.  Indemnifying Party shall, at its own expense, assume the defense of any such claim or suit.  In no event, however, shall Indemnifying Party settle any such claim without the written consent of Indemnified Party, which consent shall not be unreasonably withheld.  Indemnifying Party shall reimburse Indemnified Party for any costs and expenses (including without limitation reasonable attorney’s fees) incurred by Indemnified Party in enforcing the aforesaid indemnification.

Exclusion and Limitation on Damages.

DISCLAIMER. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION, LOSS OF PRODUCTION, LOSS OF PROFITS OR OF CONTRACTS, LOSS OF REVENUE, LOSS OF OPERATION TIME OR ANTICIPATED SAVINGS, WASTED MANAGEMENT OR STAFF TIME) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATERIALS PROVIDED BY APDN PURSUANT HERETO, WHETHER IN AN ACTION IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, OR ITS TERMINATION.  THE FOREGOING EXCLUSION SHALL NOT APPLY TO LIMIT EITHER PARTY’S LIABILITY WITH RESPECT TO (A) A THIRD PARTY CLAIM, (B) VIOLATIONS OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT (C) FRAUD OR FRAUDULENT MISREPRESENTATION(S) OR (D) CRIMINAL ACTS.

14. INDEPENDENT CONTRACTOR.  NISSHA is in business independent from that of APDN and is to be regarded as an independent contractor.  Both parties acknowledge and agree that no fiduciary relationship exists or will arise as a result of this Agreement.  NISSHA agrees that it is not an agent of APDN and APDN agrees that it is not an agent of NISSHA. Both parties further agree that neither can bind the other.

15. GOVERNING LAW.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York (without regard to principles of conflicts of laws that might apply the laws of any other jurisdiction).  Any disputes between parties relating to or arising in connection with this Agreement shall be finally settled by arbitration in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce. The place of arbitration shall be Osaka, Japan, in case NISSHA is the respondent, and New York, U.S.A., in case APDN is the respondent. The language of the proceeding shall be English and the award shall be final and binding upon all parties and Judgment upon the award may be entered in any court having jurisdiction thereof.

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16. ENTIRE AGREEMENT. This document constitutes the entire agreement made between the parties with regard to the subject matter of this Agreement, and no representations or promises have been made that are not set forth herein.  This Agreement may not be changed, amended or modified orally and, to be effective, any change, amendment or modification of the Agreement must be expressly made in writing and signed by authorized representatives of the parties.

17. NO WAIVER.  Waiver of breach or failure to strictly enforce the terms of this Agreement shall not preclude a party from asserting a subsequent or continuing breach or from otherwise requiring strict conformance with the terms of this Agreement.

18. SEVERABILITY

(a)           If for any reason any provision of this Agreement, including without limitation any provision relating to the termination of this Agreement, shall be deemed by a court of competent jurisdiction, to be legally invalid or unenforceable in any jurisdiction to which it applies, the validity of the remainder of the Agreement will not be affected and that provision will be deemed modified to the minimum extent necessary to make that provision consistent with applicable law, and in its modified form, that provision will then be enforceable.

(b)           All notices, requests, offers and other communications required or permitted to be made under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if personally delivered; (ii) the delivery date specified on the shipping manifest if sent by a recognized overnight delivery service (e.g., Federal Express); or (iii) upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to the address below or such other address as either party most recently may have designated in writing to the other party in accordance with this Section.

NISSHA:	Nissha Printing Co.,Ltd. Attn: Shinya Takeuchi 3 Mibu Hanai-cho, Nakagyo-ku, Kyoto Zip:6048551, Japan	APDN:	Applied DNA Sciences Inc. Attn: Kurt Jensen 25 Health Sciences Drive Suite 113, Stony Brook, New York 11790

19. EXECUTION IN COUNTERPARTS.  This Agreement may be executed in counterparts, each of which may be deemed an original, but all of which together will constitute one and the same agreement.

20. SECTION HEADINGS.  The headings of the sections, paragraphs and exhibits herein are for the parties’ convenient reference only and do not define or limit any of the terms or provisions hereof.  Exhibits and other documents referred to in this Agreement are an integral part hereof, unless the context of such reference indicates otherwise.

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IN WITNESS WHEREOF, the parties have executed this Agreement by and through their authorized representatives as of the date written above.

APPLIED DNA SCIENCES INC.		NISSHA

By:	/s/ Kurt Jensen	By:	/s/ Keiji Kishi
Name: Kurt Jensen		Name: Keiji Kishi
Title: Chief Financial Officer		Title: Senior Vice President

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Exhibit A

Basic Authentication Mark
●	Initial Fee - One time cost to customize an exclusive “Nissha Basic Authentication Mark” consisting of one authentication mark= $*** (includes 5 Up-converter Phosphor (UCP) detectors
●	Annual fee - for 10 sample authentication tests and to store and maintain a library of the “Nissha Basic Authentication Mark” = $***
●	Authentication Mark Fee - to mark 1kg of ink or varnish = $***
●	If additional unique marks are needed, cost per marker would be as per above. However if more than 5 are needed we would be willing to lower the “one time” cost as well as the annual fee by 10%
●	Other Prices/Fee:
o	$*** per additional authentication sample test
o	$*** per additional Up-converter Phosphor (UCP) detector

Premium Authentication Mark
●	Initial Fee - One time cost to customize an exclusive “Nissha Premium Authentication Mark” consisting of 3 individual complex marks = $*** (includes 5 Up-converter Phosphor (UCP) detectors
●	Annual fee - for 10 sample authentication tests and to store and maintain a library of the “Nissha Premium Authentication Mark” = $***
●	Authentication Mark Fee - to mark 1kg of ink or varnish = $***
●	If additional unique markers are needed, cost per marker would be as per above. However if more than 5 are needed we would be willing to lower the “one time” cost as well as the annual fee by 10%
●	Other Prices/Fee:
o	$*** per additional authentication sample test
o	$*** per additional Up-converter Phosphor (UCP) detector

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Exhibit B

Confirmation Item of authentication
The items APDN shall confirm in authentication are;
  A:   Dispersity of DNA in NISSHA Authentication Mark
 Acceptable criteria:  Original DNA must be detected in all the printing samples sent by NISSHA.
  B:   DNA sequence of DNA in NISSHA’s Authentication Mark
         Acceptable criteria:  the sequence of DNA in NISSHA’s Authentication Mark shall be the same and match the sequence of the original.

Process of authentication
NISSHA and APDN shall conduct authentication (steps 8 and 9 of customization process in Article 2) as stated below:

1.	Nissha will send Printing samples
i)	Printed on paper (100 square mm x 8pcs)
ii)	Printed on film (100 square mm x 8pcs)
iii)	Molding sample using ii)’s film (70 square mm x 8pcs)
2.	APDN will cut 1 square cm strips in 4 corners on the printing surface and extract DNA.
3.	APDN will do PCR and confirm that original DNA exists in each extracted samples.
4.	APDN will perform genotyping to confirm extracted DNA is the same as the original.

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